Exhibit 99.1

Apricus Biosciences Provides Corporate Update and First Quarter 2017 Financial Results

Vitaros U.S. NDA Re-Submission Remains on Track for Third Quarter 2017
Vitaros Drug-Device Human Factor Studies Underway
Operations Funded Through the Third Quarter of 2018

Conference Call / Webcast Today, May 11, 2017 at 4:30 p.m. ET

SAN DIEGO, CA, May 11, 2017 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the first quarter of 2017 and provided a corporate update on its priorities for the year.
“In the first quarter of this year, we continued to execute on our strategy by creating a more focused and capital efficient organization with the potential to deliver on multiple regulatory, business development and commercial milestones over the next twelve months,” stated Richard W. Pascoe, Chief Executive Officer. “More recently we have significantly improved our financial outlook through a combination of fundraising, venture debt retirement, and expense reduction resulting in a balance sheet that is expected to fund our current operating plan through the third quarter of 2018. Finally, we remain on track to re-submit the Vitaros NDA in the third quarter of this year with an anticipated approval decision in the first half of 2018.”

Recent Highlights
Apricus continues to execute on its corporate strategy as highlighted below:
Vitaros™ (alprostadil)

•
Continued implementation of the U.S. regulatory approval strategy to address issues raised by the FDA in the original Vitaros NDA submission. Specifically, all safety, chemistry, manufacturing and control (CMC) related issues raised in the original Non-Approvable Letter will be addressed in the re-submission. In addition, the FDA has determined that the Vitaros product will be considered a drug-device combination product and as such, Apricus has confirmed the necessary device engineering and compliance requirements, including human factor testing, and those studies are currently underway in accordance with the applicable FDA guidance; and

•	Sold Vitaros ex-US rights and assets to Ferring International in March 2017 for approximately $12.7 million, including an $11.5 million upfront payment received at closing, a $700,000 inventory payment received last month, and $500,000 in transition services that Apricus is eligible to receive over two quarters, subject to certain limitations, and eliminated certain future ex-US Vitaros liabilities.

RayVa™ (alprostadil)

•	Initiated a partnering process to secure a global or regional RayVa partnership prior to initiating a Phase 2b clinical study; and

•	Continued to refine the clinical trial protocol and clinical trial material formulation needed to initiate a Phase 2b study.

Corporate/Financial

•	Closed on an underwritten public offering of common stock and warrants in April 2017 for gross proceeds of approximately $7.0 million;

•	Paid $6.6 million to retire our remaining venture debt with Oxford Finance and Silicon Valley Bank;

•	Reduced our monthly cash burn to approximately $500,000; and

•	Regained compliance with all criteria for continued listing on The NASDAQ Capital Market, including the minimum stockholders’ equity requirement.

First Quarter Financial Results
Net income for the quarter ended March 31, 2017 was $8.1 million, or basic earnings per share of $1.04, compared to a net loss of $2.5 million, or basic loss per share of $0.46, for the first quarter of 2016. Net income during the first quarter of 2017 was primarily due to the $11.8 million gain recorded in Q1 2017 for the sale of our ex-U.S. Vitaros rights and assets to Ferring. For both periods presented, financial statement activity related to our ex-U.S. Vitaros business has been presented as discontinued operations.
As of April 26, 2017, the Company’s cash totaled $10.6 million, compared to $2.1 million as of December 31, 2016.

Conference Call Details
Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 18008306. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.
Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase 2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which we own worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.
Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ ability to transition its ex-U.S. assets and rights related to Vitaros to Ferring and receive the transition services payments from Ferring; the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ development and partnering plans for RayVa; Apricus’ plans to reduce operating expenses and achieve profitability, including projected 2017 cost savings; and Apricus’ strategic objectives. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the risk that Apricus fails to provide the transition services as required by the transition services agreement with Ferring; the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from cost control measures; competition in the erectile dysfunction market and other markets in which Apricus operates; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; the failure to remain in compliance with NASDAQ continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to secure a strategic partner for RayVa; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Operating expense
Research and development	$(412)	$(2,602)
General and administrative	(1,441)	(2,224)
Total other (expense) income	(1,551)	2,312
Loss from continuing operations	(3,404)	(2,514)
Income from discontinued operations	11,477	9
Net income (loss)	$8,073	$(2,505)

Earnings (loss) per share
Basic	$1.04	$(0.46)
Diluted	$1.04	$(0.95)
Weighted average common shares outstanding
Basic	7,737	5,505
Diluted	7,737	5,602

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash	$3,762	$2,087
Other current assets	181	177
Property and equipment, net	142	164
Other long term assets	65	60
Assets of discontinued operations	$1,203	$2,212
Total assets	$5,353	$4,700

Liabilities and stockholders’ equity (deficit)
Current liabilities	$1,768	$2,536
Notes payable, net	—	6,650
Current liabilities of discontinued operations	822	2,108
Warrant liabilities	1,854	846
Other long term liabilities	67	76
Stockholders’ equity (deficit)	842	(7,516)
Total liabilities and stockholders’ equity (deficit)	$5,353	$4,700